Exhibit 99.1

Maravai LifeSciences Temporarily Reinstates Carl Hull as CEO Amidst Pending Noncompetition Litigation

Maravai LifeSciences and Recently-Appointed CEO Trey Martin
Vigorously Defending Against Suit

SAN DIEGO, Calif., — October 19, 2022 — Executive Chairman and former CEO of Maravai LifeSciences, Inc. (NASDAQ: MRVI) Carl Hull, has been reinstated as CEO of the company on an interim basis. Three subsidiaries of Danaher Corporation, two of which previously employed recently-appointed Maravai CEO William “Trey” Martin, III, have filed a lawsuit against Martin and Maravai in the Delaware Court of Chancery alleging that Martin is in breach of a noncompetition agreement. On October 18, 2022, the Court issued a temporary restraining order against Martin prohibiting him from working for Maravai pending a preliminary injunction hearing that is expected to occur later this year.

“We have complete confidence in Trey and are appalled that Danaher would seek to leverage a noncompetition agreement to prevent Trey from advancing his career. Public policy in California, where Trey is resident and Maravai has its headquarters, has recognized the unjust impact of similar contractual restrictions that are intended to limit the mobility of former employees. We look forward to resolving this matter favorably and swiftly, so that Trey can continue leading Maravai through its next stages of growth,” said Carl Hull, Executive Chairman and Interim CEO of Maravai.

Mr. Martin has been placed on paid leave pending the outcome of this matter.

Under the renewed leadership of Mr. Hull, Maravai will continue to serve its customers, employees, and shareholders.
About Maravai
Maravai is a leading life sciences company providing critical products to enable the development of drug therapies, diagnostics and novel vaccines and to support research on human diseases. Maravai’s companies are leaders in providing products and services in the fields of nucleic acid synthesis and biologics safety testing to many of the world's leading biopharmaceutical, vaccine, diagnostics, and cell and gene therapy companies.
For more information about Maravai LifeSciences, visit www.maravai.com.
Contact Information:
Media Contact: Sara Michelmore
MacDougall Advisors
+1 781-235-3060
maravai@macdougall.bio

Investor Contact: Deb Hart
Maravai LifeSciences
+ 1 858-988-5917
ir@maravai.com